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DAVIDSON & COMPANY              Chartered Accountants                A Partnership of Incorporated
Professionals
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October 21, 1999


SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, NW
Washington, DC
USA 20549

Dear Sirs:

RE:  INTERNET SPORTS NETWORK INC. (THE "COMPANY")

We were the previous principal auditors of the above Company. On June 25, 1998, we reported on the financial statements of the Company for the period from inception to April 30, 1998, and subsequently issued an audit opinion under generally accepted auditing standards in the United States with an explanatory paragraph as to the removal of the going concern certainty without reservation or reporting conflict which is dual dated as of June 25, 1998 and March 31, 1999. On May 19, 1999, we were dismissed as auditors for the Company.

We have reviewed the second amendment to the Form 10 registration statement (the "Form 10") filed by the Company and agree with the statements disclosed by the Company under item 14, Changes in and Disagreements with Accountants on Accounting and Financial Disclosure. There was no adverse opinion or disclaimer of opinion. The opinion was not qualified due to uncertainty, audit scope or accounting principles.

We consent to the use of our report and to the reference to our firm in the registration statement on Form 10.

Yours very truly,

"DAVIDSON & COMPANY"

DAVIDSON & COMPANY
Chartered Accountants

cc:      Internet Sports Network, Inc.

                   A Member of Accounting Group International

     Suite 1200, Stock Exchange Tower, 609 Granville Street, P.O. Box 10372,
                 Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
                   Telephone (604) 687-0947 Fax (604) 687-6172